FIRST AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 30th day of November, 2006, by and between Silicon Valley Bank (“Bank”) and Sento Corporation, a Utah corporation, Sento Technical Services Corporation, a Utah corporation and Xtrasource Acquisition, Inc., a Delaware corporation (collectively “Borrower”) whose address is 420 East South Temple, Suite 400, Salt Lake City, Utah 84111.

RECITALS

A.  Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement with an Effective Date of November 14, 2006 (as the same may from time to time be further amended, modified, supplemented or restated, collectively, the “Loan Agreement”).

B.	Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.           Borrower has requested that Bank amend the Loan Agreement to (i) eliminate the Liquidity Coverage covenant; (ii) modify the Revolving Line, and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.           Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.            Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.            Amendments to Third Amended and Restated Schedule to Loan and Security Agreement.

2.1          Section 2.3(a) (Interest Rate; Advances). Section 2.3(a) is amended by deleting the existing provision and replacing it with the following:

"(a)         Interest Rate; Advances. Subject to Section 2.3(b), the amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to 3.50 percentage points above the Prime Rate, which interest shall be payable monthly."

2.2          Section 4.3 (Subordination of Security Interest). The following Section 4.3 is hereby added to the Loan Agreement:

"4.3        Subordination of Security Interest. Sento Corporation subordinates to Bank any security interest or lien that it has in all property and assets of Xtrasource Acquisition, Inc. Despite attachment or perfection dates of Sento Corporation’s security interest and Bank’s security interest, Bank’s security interest in all assets and property of Xtrasource Acquisition, Inc. is prior to Sento Corporation’s security interest. Sento Corporation shall execute and cause to be delivered to Bank such instruments and other documents, and shall take such other actions, as Bank may reasonably request to carry out or evidence this subordination of Sento Corporation's security interest."

2.3          Section 5.12 (Unbilled Revenue). The following Section 5.12 is hereby added to the Loan Agreement:

"5.12	Unbilled Revenue.

(a)           For the Unbilled Revenue with respect to which Advances are requested, on the date each Advance is requested and made, such Unbilled Revenue, if it were invoiced as of such date, would meet the eligibility requirements set forth in the Eligible Accounts and Eligible Foreign Accounts definitions (excluding clause (a) in the Eligible Accounts definition), as the case may be, in Section 13 below.

(b)           All statements and representations made by Borrower regarding its earned revenue appearing in Borrower's report of its Unbilled Revenue submitted to Bank are and shall be true and correct. All sales and other transactions underlying or giving rise to the Unbilled Revenue shall comply in all material respects with all applicable laws and governmental rules and regulations. As of the date each Advance is requested, Borrower has fully performed all services in the amount of the Unbilled Revenue. Unless disclosed in writing to Bank in the report of Borrower's Unbilled Revenue, none of the Unbilled Revenue shall have been billed or invoiced to Borrower's customers. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor who is obligated to pay any of the Unbilled Revenue upon invoicing. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Unbilled Revenue are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms."

2.4          Section 6.2(d) (Financial Statements, Reports, Certificates). The following Section 6.2(d) is hereby added to the Loan Agreement:

"(d) all reports, notices and supporting documents filed with NASDAQ relating to the Qualified Equity Financing shall be provided to Bank contemporaneously with the filing with NASDAQ."

2.5          Section 6.9 (Financial Covenants). Section 6.9 is amended by deleting the existing provisions and replacing them with the following:

"6.9	Financial Covenants.

Borrower shall maintain as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)           Tangible Net Worth. A Tangible Net Worth of at least the following: (i) $2,750,000.00 effective as of October 31, 2006; (ii) $3,500,000.00 effective as of

November 30, 2006; and (iii) effective as of December 31, 2006, and thereafter, $3,500,000.00, increasing by 75% of quarterly Net Income and 75% of issuances of equity and the principal amount of Subordinated Debt issued or incurred after the Effective Date, other than the Subordinated Debt issued under the Qualified Equity Financing. All increases in the quarterly Net Income shall take effect as of the last day of the last month of each quarter, with the first quarterly period ending as of March 31, 2007, and the Tangible Net Worth requirement shall not be decreased in the event of any net loss.

(b)           Loans and Investments in Subsidiaries. Borrower's Investments in its Subsidiaries shall not exceed at any time the sum of $1,700,000.00.

In the event Borrower has complied with the Debt Service Coverage Ratio for six consecutive months, then Borrower shall maintain as of the last day of each month, unless otherwise notes, on a consolidated basis with respect to Borrower and its Subsidiaries the following Adjusted Quick Ratio and Debt Service Coverage Ratio covenants. Borrower shall continue to comply with the Loans and Investments in Subsidiaries and Tangible Net Worth covenants. Compliance shall be determined as of the end of each month, beginning with the first month following the six consecutive months during which Borrower complied with the Debt Service Coverage Ratio.

(c)           Adjusted Quick Ratio. A ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least 2.00 to 1.00.

(d)           Debt Service Coverage Ratio. As of the last day of each fiscal month, a ratio of EBITDA, net of adjustments for changes in non-cash income or expenses associated with valuation changes in the market value of options or warrants of any Borrower, in each case for the twelve (12) consecutive months then-ended, to Debt Service, of at least 1.50 to 1.00."

2.6          Section 6.12 (Release of Security Interest). Section 6.12 is amended by deleting the existing provision and replacing it with the following:

"6.12      Release of Security Interest. Sento Corporation has a second priority security interest in the assets acquired by Xtrasource Acquisition, Inc. from Xtrasource, Inc., and such security interest is junior in priority to the Bank's security interest in the assets of Xtrasource Acquisition, Inc. Upon payment in full of the debts and obligations due to creditors of Xtrasource, Inc. (excluding equipment leases), Sento Corporation will immediately release its security interest in the assets of Xtrasource Acquisition, Inc."

2.7          Section 13.1 (Definitions). The following terms and their definitions set forth in Section 13.1 are amended by deleting the existing definitions and replacing them with the following:

""Borrowing Base" is (a) 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report, plus (b) 80% of Unbilled Revenue, which shall not exceed $2,000,000.00, as determined by Bank from Borrower's most recent report of its Unbilled Revenue; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

"Overadvance Line Maturity Date" is the earlier of December 21, 2006, or the closing of a Qualified Equity Financing by Borrower."

The following term and its definition are hereby added to Section 13.1:

""Unbilled Revenue" means amounts due to Borrower for services rendered in the ordinary course of Borrower's business, but which have not been billed to its customers, and which meet all Borrower's representations and warranties in Section 5.12."

3.            Forbearance. The parties anticipate that Borrower will fail to comply with the Tangible Net Worth covenant as of November 30, 2006 (the "Existing Default"). Bank will forbear from exercising its remedies under the Loan Agreement and agrees to waive the Existing Default if Borrower closes a Qualified Equity Financing on or before December 31, 2006. Borrower acknowledges that the Loan Agreement currently is in default and as a result of the default the Bank is entitled to exercise its remedies in the Loan Agreement and under applicable law. Nothing in this agreement in any way is a waiver of Borrower’s existing default under the Loan Agreement. In the event Borrower fails to close a   Qualified Equity Financing on or before December 31, 2006, then, without notice to Borrower, the Bank may exercise any remedies available to it under the Loan Agreement and under applicable law.

In the event Borrower closes a Qualified Equity Financing on or before December 31, 2006, then effective as of such closing date, Bank waives Borrower's Existing Default under the Loan Agreement. Bank’s waiver of Borrower’s compliance with the Tangible Net Worth covenant as of November 30, 2006. For the month ending December 31, 2006, Borrower shall be required to comply with the Tangible Net Worth covenant and the other covenants set forth in Section 6.9 of the Loan Agreement.

In the event Borrower closes a Qualified Equity Financing on or before December 31, 2006, then Bank's agreement to waive the Existing Default (1) is not an agreement to waive Borrower's compliance with the covenant for other dates and (2) will not limit or impair the Bank's right to demand strict performance of this covenant as of all other dates and (3) does not limit or impair the Bank's right to demand strict performance of all other covenants as of any date.

4.	Limitation of Amendments.

4.1          The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2          This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5.            Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1          Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2          Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3          The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

5.7          This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6.            Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7.            Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) the due execution and delivery to Bank of the Warrant to Purchase Stock by Sento Corporation, and (c) Borrower’s payment of an amendment fee in an amount equal to $15,000.00 and Bank's out-of-pocket expenses.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
Silicon Valley Bank By: /s/ Shane Anderson Name: Shane Anderson Title: Relationship Manager

Sento Corporation

By:         /s/ Anthony J. Sansone

Name:  Anthony J. Sansone

Title:      SVP & CFO

Sento Technical Services Corporation

By:         /s/ Anthony J. Sansone

Name:  Anthony J. Sansone

Title:      SVP & CFO

Xtrasource Acquisition, Inc.

By:         /s/ Anthony J. Sansone

Name:  Anthony J. Sansone

Title:      SVP & CFO